Exhibit 99

VIACOM ANNOUNCES COST-SAVING INITIATIVES

NEW YORK, December 4, 2008 – Viacom Inc. (NYSE: VIA and VIA.B) today announced restructuring plans designed to better align its organization and overall cost structure with evolving economic conditions. These changes include broad-based staffing reductions, which will be implemented across all divisions of the Company. This process will result in the reduction of Viacom’s workforce by approximately 7 percent, or 850 positions. The Company is also suspending senior level management salary increases for 2009. In addition, reflecting a comprehensive review of its operations, the Company will write down certain programming and other assets.

The restructuring and write-down together will result in a pre-tax charge of $400 million to $450 million, or $0.42 to $0.48 per diluted share, in the fourth quarter of 2008. These staffing and compensation actions and write-downs are expected to result in pre-tax savings of $200 million to $250 million in 2009.

Viacom President and CEO Philippe Dauman said, “We are moving rapidly to adapt to the challenges presented by the current economic environment. The changes we are making in our organization and processes will better position Viacom to navigate the economic slowdown and generate sizable efficiencies that will help us to drive our business as the marketplace stabilizes and conditions improve.

“Viacom’s outstanding brands, diverse revenue streams and global footprint all provide a significant and enduring foundation for future growth. The steps we have taken over the last two years, including those we are announcing today, have put us on very sound financial footing with a strong balance sheet and substantial cash flow. This affords us the flexibility to successfully deal with challenges while also capitalizing on the opportunities that inevitably arise in uncertain times. We are committed to continuing this prudent course and aggressively managing our businesses for long-term growth.”

About Viacom

Viacom, consisting of BET Networks, MTV Networks and Paramount Pictures, is the world’s leading entertainment content company. It engages audiences on television, motion picture and digital platforms through many of the world’s best known entertainment brands, including MTV, VH1, CMT, Logo, Rock Band, Nickelodeon, Noggin, Nick at Nite, AddictingGames, Neopets, COMEDY CENTRAL, Spike TV, TV Land, Atom, Gametrailers, BET and Paramount Pictures. Viacom’s global reach includes approximately 160 channels and 400 online properties in 160 countries and territories.

For more information about Viacom and its businesses, visit www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements, including Business Outlook, which are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect the Company’s current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause actual results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: advertising market conditions; the public acceptance of and ratings for the Company’s feature films, programs, digital services, games and other content, as well as related advertisements; competition for advertising dollars; technological developments and their effect in the Company’s markets and on consumer behavior; fluctuations in the Company’s results due to the timing, mix and availability of the Company’s programming, films and other content; changes in the Federal communications laws and regulations; the impact of piracy; the impact of increased scale in parties involved in the distribution and aggregation of the Company’s products and program services to consumers and advertisers; the impact of union activity; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally, including the current downturn in global economic conditions and domestic recession; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission, including but not limited to the Company’s 2007 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts

Press:	Investors:
Carl Folta	James Bombassei
Executive Vice President, Corporate Communications	Senior Vice President, Investor Relations
(212) 258-6352	(212) 258-6377
carl.folta@viacom.com	james.bombassei@viacom.com

Kelly McAndrew	Pamela Yi
Vice President, Corporate Communications	Director, Investor Relations
(212) 846-7455	(212) 846-7581
kelly.mcandrew@viacom.com	pamela.yi@viacom.com

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